Exhibit 10.216

Dollar Thrifty Automotive Group, Inc. Vehicle Policy for Directors

Restated December, 2009

Members of the Board of Directors (“Director” or “Board of Directors”) of Dollar Thrifty Automotive Group, Inc. (the “Company”) shall be eligible to receive privileges related to vehicles pursuant to this Policy following Retirement or a Change in Control of the Company (as defined below). The Company shall require any successor (including, without limitation, any persons acquiring directly or indirectly all or substantially all of the business and/or assets, whether by transfer of assets, merger, consolidation, reorganization or otherwise), to assume and agree to perform the provisions of this Vehicle Policy in the same manner and to the same extent the Company would be required to perform if no such succession had taken place. This Vehicle Policy shall be binding upon the Company and any successor thereto, but shall not otherwise be assignable, transferable or delegable by the Company and may not be amended without the express written consent of the Board of Directors. “Vehicles” as that term is used herein, shall be deemed to mean the Company vehicles in the possession of the Director upon Retirement or Change in Control.

1.	Retirement from the Board of Directors without 5 years of service:

a. Vehicles must be returned to the Company within 3 months of the Director’s separation from service

b. Furnishing rental cars to the Director for product and service evaluation will not continue

2.	Retirement from the Board of Directors with 5 years of service:

a. Vehicles may be retained by the Director until their regularly scheduled turnback date

b. Furnishing rental cars to the Director for product and service evaluation will continue

3.	Change in Control of the Company with or without 5 years of service:

a. Vehicles then being used are transferred to the Director with outright ownership, unless the Director has an individual change in control agreement with the Company, including any Employment Continuation Plan, in which case such individual change in control agreement shall contain the terms related to any such benefit and this Section 3(a) shall not apply.

b. Furnishing rental cars to the Director for product and service evaluation will continue

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The benefits provided to an individual in any calendar year pursuant to this Vehicle Policy shall not affect the benefits provided to the individual in any other calendar year. The benefits provided herein are not subject to liquidation rights nor can they be exchanged for any other benefit.

•	Change in Control shall mean if at any time any of the following events occur:

(i) the Company is merged or consolidated or reorganized into or with another corporation or other legal person, and as a result of such merger, consolidation or reorganization less than a majority of the combined voting power of the voting stock of such corporation or person immediately after such transaction is held in the aggregate by the holders of voting stock of the Company immediately prior to such transaction;

(ii) the Company sells or otherwise transfers all or substantially all of its assets to another corporation or legal person, and as a result of such sale or transfer, less than a majority of the combined voting power of the then-outstanding voting stock of such corporation or person immediately after such sale or transfer is held in the aggregate by the holders of voting stock of the Company immediately prior to such sale or transfer;

(iii) the acquisition by any Person of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the U.S. Exchange Act of 1934, as amended (the “Exchange Act”) of 35% or more of the combined voting power of the voting stock then outstanding after giving effect to such acquisition; or

(iv) individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease, for any reason, to constitute at least a majority of the Board; provided, however, that any individual becoming a Director subsequent to the date hereof whose election or nomination for election by the Company’s shareholders, was approved by a vote of at least two-thirds of the Directors then comprising the Incumbent Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for Director, without objection to such nomination) shall be deemed to be or have been a member of the Incumbent Board.

Provided, however, notwithstanding the foregoing provision (iii) above, unless otherwise determined in a specific case by majority vote of the Board, a “Change in Control” shall not be deemed to have occurred for purposes of Section (iii) solely because (A) the Company, (B) a subsidiary, or (C) any Company-sponsored employee stock ownership plan or any other employee benefit plan of the Company or any subsidiary, either files or becomes obligated to file a report or proxy statement under or in response to Schedule 13D or Schedule 14D-1 (or any successor schedule, form or report or item therein) under the Exchange Act, disclosing beneficial ownership by it of shares of Voting Stock, whether in excess of 35% or otherwise.

Notwithstanding the foregoing, a Change in Control shall not be deemed to occur for purposes of this Policy unless the events that have occurred would also constitute a “Change in the Ownership or Effective Control of a Corporation or in the Ownership of a Substantial Portion of the Assets of a Corporation” under Treasury Department Final Regulation 1.409A-3(i)(5), or any successor thereto.

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“Retirement” as used herein shall mean a departure from the Board of Directors for any reason other than removal for cause and shall not be deemed to have occurred unless a “separation from service” has occurred within the meaning of Section 409A of the Code. To the extent any benefits are provided hereunder as a result of the Director’s Retirement, such benefits, to the extent provided from the date of separation from service through the end of the second calendar year following the year in which the separation from service occurred, is intended to be exempt from Section 409A of the Code pursuant to the in-kind benefits exception as set forth in Section 1.409A-1(b)(9)(v)(c) of the regulations promulgated thereunder.

[APPROVED by the Board of Directors of Dollar Thrifty Automotive Group, Inc., effective January 29, 2009.]

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